Exhibit 99.6

Risks Related to Our Liquidity

We have substantial indebtedness that is currently affecting and is likely to continue to affect, our financial position and operational flexibility.

We have a significant amount of indebtedness. As of December 31, 2008, AbitibiBowater, on a consolidated basis, had outstanding total debt of approximately $5.9 billion, of which approximately $1.1 billion was secured debt. As of December 31, 2008, Bowater, on a consolidated basis, had outstanding total debt of approximately $2.5 billion, of which approximately $330 million was secured debt. As of December 31, 2008, Abitibi, on a consolidated basis, had outstanding total debt of approximately $3.1 billion, of which approximately $760 million was secured debt. Our substantial amount of debt could have important negative consequences, such as:

•	limiting our ability to obtain additional financing, if needed, or refinancing, when needed, for debt service requirements, working capital, capital expenditures or other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flows from operations to make payments on our debt;

•	causing us to monetize assets such as timberland or production facilities on terms that may be unfavorable to us;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	reducing funds available for operations, future business opportunities or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry;

•	increasing employee turnover and uncertainty, diverting management’s attention from routine business and hindering our ability to recruit qualified employees; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Our bank credit facilities, the indentures governing our various notes, debentures and other debt securities and the terms and conditions of our other indebtedness may permit us or our subsidiaries to incur or guarantee additional indebtedness, including secured indebtedness in some circumstances. The terms of this indebtedness also restrict our ability to sell assets, apply the proceeds of such sales, and reinvest in our business. As discussed in the immediately following risk factor, we expect that we will incur additional or replacement indebtedness in the near term. As a result, some or all of the risks discussed above may increase.

Our Abitibi and Bowater subsidiaries both are experiencing severe liquidity constraints and face significant near-term debt maturities. We may be unable to address our liquidity concerns in an adequate or timely manner and we may be unable to repay, renew or extend our indebtedness.

As of December 31, 2008, AbitibiBowater had cash-on-hand of approximately $192 million (including approximately $42 million at Bowater, approximately $133 million at Abitibi and approximately $17 million at Donohue Corp. subsidiary). Additionally, at December 31, 2008, Bowater had $59 million of availability under its bank credit facilities. As a result of an approximately $65 million decrease in availability under the Bowater U.S. bank credit facility resulting from a reduction in the borrowing base calculation (due principally to declines in accounts receivable and inventory during December and significant scheduled commitment reductions), Bowater was in an “overadvanced” position by approximately $51 million in early February. On February 5, 2009, Bowater repaid the overadvance, leaving $10 million unused under its bank credit facilities and minimum levels of cash-on-hand. To augment Bowater’s liquidity in light of the reduction in availability under the bank credit facilities, BCFPI received an advance in the amount of $12 million from an affiliated party. Bowater expects to repay this advance by March 31, 2009.

On a consolidated basis, Bowater and Abitibi have in excess of $1 billion of maturities and repayment obligations that come due before the end of August 2009 and significant maturities that come due in 2010 and beyond. Bowater’s Canadian bank credit facility matures in June 2009. Bowater has approximately $248 million outstanding aggregate principal amount of 9.00% Debentures that mature August 1, 2009. Bowater also has approximately $234 million outstanding aggregate principal amount of Floating Rate Notes that mature March 15, 2010. Certain parameters that form part of the borrowing base calculation of Bowater’s bank credit facilities are scheduled to be reduced by an aggregate of $138 million by March 31, 2009 (subject to a possible partial extension to April 29, 2009 under certain circumstances). As part of a number of amendments Bowater will be required to make to its U.S. and Canadian bank credit facilities in order to consummate the Concurrent Notes Offering and the Additional Financing Transaction, Bowater will be requesting a modification of the bank credit facilities’ borrowing base provisions to increase its financial flexibility.

Although there can be no assurances that Bowater will have sufficient liquidity to meet its near-term obligations, we believe that cash-on-hand, cash generated from Bowater’s operations and the proceeds of the Concurrent Notes Offering and the Additional Financing Transaction, together with the successful completion of the amendments to Bowater’s U.S. and Canadian bank credit facilities, will provide Bowater with adequate liquidity to meet its anticipated requirements for working capital, capital expenditures and contractual obligations for the next twelve months.

During January and early February, Abitibi experienced a considerable decrease in liquidity due to a significant interest payment and lower advances from its accounts receivable securitization program due to lower sales activity. Further, Abitibi has a $347 million term loan due March 31, 2009 and $230 million outstanding under an accounts receivable securitization program that is scheduled to terminate in July 2009. As a result, Abitibi’s liquidity position is currently severely constrained. Abitibi expects to receive approximately $56 million through the sale of timberlands in late February 2009. In order to enhance near-term liquidity, Abitibi has entered into an arrangement with an affiliate to “backstop” a portion of the proceeds to be received from the anticipated timberlands sale. The maintenance of sufficient short-term operating liquidity at Abitibi will continue to be highly dependent on a number of factors, including the successful refinancing or extension of its term loan and accounts receivable securitization program, as well as the successful and timely completion of significant asset sales, including the February 2009 timberlands sale described above and the sale of various hydroelectric assets.

In addition to the exchange offers, the Concurrent Notes Offering, the Additional Financing Transaction, the amendments to the U.S. and Canadian credit facilities and the asset sales discussed above, we are negotiating with various additional financing sources and actively exploring various alternatives to refinance or restructure our indebtedness and address our severe liquidity situation. However, there can be no assurance that we will be able to consummate any such transactions prior to the maturities of this indebtedness or that such transactions will adequately address our liquidity situation. Our bank credit facilities and our term loans contain a borrowing base provision and financial covenants that limit the amount we can borrow under the facilities or from other sources. Moreover, the indentures for our outstanding notes contain provisions that may restrict the secured debt we may incur in the future. In addition, the continuing disrupted state of the credit and capital markets and the global economic downturn, among other things, are creating significant impediments to our efforts to address these concerns.

Abitibi’s current financial challenges could have material adverse consequences on us or Bowater.

As described in the preceding risk factor, Abitibi is experiencing an immediate and severe liquidity crisis and large impending debt maturities. Our efforts to strengthen Abitibi’s liquidity situation may not be successful. In addition, if we are unable to refinance or restructure Abitibi’s term loan on or before its due date, Abitibi could be in default under that loan. Such default could trigger defaults under Abitibi’s other indebtedness, which would permit the holders of such indebtedness to accelerate Abitibi’s repayment obligations under them. If we are unsuccessful in immediately addressing Abitibi’s liquidity crisis or refinancing or restructuring the Abitibi term loan, Abitibi may be compelled to seek protection under or be forced into a proceeding under Canada’s Companies’ Creditors Arrangement Act, the U.S. Bankruptcy Code, or both. Even though there are no cross default provisions in Abitibi’s debt instruments, an Abitibi bankruptcy filing could have adverse consequences on Bowater, such as tightening trade credit, negative customer reaction, among other results, all of which would put additional operational and financial pressure on Bowater. There can be no assurance that the successful completion of the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction could overcome such pressures. In order to protect itself and its stakeholders, Bowater may take precautionary measures, such as engaging restructuring advisors, or other steps it may deem prudent, to prepare for such a scenario. In addition, even if we are successful in obtaining additional financing, such financing could be costly or have adverse consequences, such as increased debt servicing cost and additional restrictive financial and other covenants. As a result, we can give no assurance as to the terms or availability of additional capital.

We may not be able to generate sufficient cash flows to service, repay or refinance our debt.

There can be no assurance that we will be able to generate sufficient cash flows to service, repay or refinance our outstanding indebtedness when it matures, in light of (1) the current state of the global economy in general and the tight credit markets in particular, and (2) a challenging operating environment making it more difficult to generate sufficient cash flows due to (i) the significant decreases in demand, particularly in North America, for newsprint, which is our principal product, (ii) the current weakness in the housing and lumber markets and (iii) current pricing for our coated, specialty and market pulp products. As a result of our liquidity situation, on October 15, 2008, we elected to exercise our option to pay interest due on that date on our outstanding convertible senior notes due 2013 by increasing the outstanding principal amount of such notes. We do not have the ability to make similar “payment-in-kind” interest payments on our other outstanding indebtedness. If our future cash flow is insufficient and refinancing or additional financing is unavailable, we may be unable to meet our debt obligations. If we default under the terms of some of our indebtedness, the relevant debt holders may accelerate the maturity of their obligations, which could cause cross-defaults or cross-acceleration under our other obligations. There are no cross-defaults or cross-acceleration provisions under Abitibi’s obligations in the event of default or acceleration under Bowater’s obligations, or under Bowater’s obligations in the event of default or acceleration under Abitibi’s obligations.

In addition, our substantial indebtedness and current liquidity situation may cause concern to one or more of our customers, vendors or trade creditors. If any customer’s, vendor’s or trade creditor’s concern changes their business relationships with us by stopping work, ceasing sales, requiring sales on cash terms or other changes, these changes may materially adversely affect our cash flows and results of operations.

The current decline in the global economy may significantly inhibit our ability to sell assets to reduce our current indebtedness.

We have targeted approximately $750 million in asset sales by the end of 2009, including our 75% equity interest in ACH Limited Partnership (for which we accepted a non-binding sale proposal in December 2008), our Mokpo, South Korea paper mill, as well as other paper mills, additional timberlands, sawmills, other hydroelectric sites and other assets in order to reduce our outstanding indebtedness and provide us with additional working capital. However, as a result of the current global economy and credit crisis, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, we may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all.

If we do not meet the continued listing requirements of the New York Stock Exchange, our common stock may be delisted.

Our common stock is listed on both the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange. The NYSE requires us to continue to meet certain listing standards, including standards related to the trading price of our common stock (e.g., maintaining an average share price of at least $1.00), as well as required maintenance levels with respect to our average global market capitalization. We believe that concerns about our liquidity have contributed to recent declines in our stock price, which, except for two days in January 2009, has closed at less than $1.00 per share since November 24, 2008. Furthermore, our average global market capitalization has fallen below certain threshold levels. We have been notified by the NYSE that we have fallen below these standards and, per its request, we have provided the NYSE with our plan for corrective action to regain compliance with the continued listing standards. If we fail to regain compliance with such standards, our common stock will be delisted from the NYSE. A delisting of our common stock from the NYSE could hurt our investors by reducing the liquidity and market price of our common stock. Additionally, a delisting could negatively impact us by reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to access the public capital markets, and by reducing the value of our equity compensation plans, which could negatively impact our ability to retain key employees.

Restrictive covenants in agreements governing our current indebtedness and in the indenture for the New Notes may reduce our operational and financial flexibility, which may prevent us from capitalizing on business opportunities.

The terms of the agreements governing our current indebtedness contain, and the indenture governing the New Notes will contain, a number of operating and financial covenants restricting our ability to among other things (not all of which are included in each such agreement or the indenture for the New Notes):

•	incur additional debt;

•	create liens on assets;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make investments;

•	engage in sale and leaseback transactions;

•	engage in transactions with affiliates;

•	transfer or sell assets;

•	issue and sell equity interests in Bowater’s wholly-owned subsidiaries;

•	guarantee debt;

•	restrict dividends and other payments to us;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•	engage in unrelated businesses.

In addition, our ability to comply with such covenants and those contained in the agreements governing other debt to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our debt and cross-defaults under our other debt. This could require us to repay or repurchase debt prior to the date it would otherwise be due, which could adversely affect our financial condition. Even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

We may be required to record additional goodwill and long-lived asset impairment charges.

We have a significant amount of goodwill recorded in our Consolidated Balance Sheets. We review the carrying value of our goodwill for impairment in the fourth quarter of each year or more frequently, if an event occurs that triggers such an interim review.

Goodwill is allocated to reporting units for purposes of performing a test for impairment. If a reporting unit’s carrying value exceeds its fair value, an impairment charge equal to the difference in the carrying value of the goodwill and the implied fair value of the goodwill is recorded.

There have been a number of recent events that may impact our goodwill evaluations, including, but not limited to the significant disruption in the capital markets and its impact on the price of our common stock and, accordingly, a significant decline in our market capitalization and our announced production capacity curtailments for newsprint and specialty papers in the coming years. We believe the decline in our stock price was principally driven by the current economic environment and the extraordinary decline in the worldwide stock market as a whole. It has also been impacted by Abitibi’s and Bowater’s liquidity concerns. As part of our annual goodwill impairment test, we will prepare a reconciliation of the fair value of our reporting units to our market capitalization. As a result of this reconciliation process, it is possible that we could identify factors impacting enterprise value that have not yet been reflected in our assessment of reporting unit fair value. Any consequent reduction in the estimated fair value of our reporting units as a result of the identification of such factors could result in a non-cash goodwill impairment charge in the fourth quarter of 2008, as well as in future periods.

Towards the end of the fourth quarter of 2008, it became evident that we will need to significantly reduce our projected production capacity of newsprint and specialty papers in the coming years in order to keep pace with the falling demand for these products. As a result of this triggering event, the estimated fair value of our reporting units will be reduced. This reduction could result in a non-cash goodwill impairment charge in the fourth quarter of 2008.

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, we evaluate the carrying value of the asset in relation to its expected undiscounted future cash flows. If the carrying value of the asset is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset’s carrying value over its fair value.

In November 2008, we announced the permanent closure of our previously idled Donnacona and Mackenzie paper mills, based on current market conditions. Upon review of the recoverability of the long-lived assets at these facilities, we recorded long-lived asset impairment charges of $127 million at our Donnacona paper mill and $12 million at our Mackenzie paper mill in the third quarter of 2008.

In December 2008, we announced the permanent closure of our Grand Falls, Newfoundland and Labrador newsprint mill by the end of the first quarter of 2009 and our Covington, Tennessee paper converting facility by the end of 2008, based on current market conditions. Upon review of the recoverability of the long-lived assets at these facilities, we will record long-lived asset impairment charges in the fourth quarter of 2008.

As part of our review of our long-lived assets for indications of impairment, which we perform in the fourth quarter of 2008, we are evaluating the carrying value of certain of our long-lived assets in relation to the expected undiscounted future cash flows. As a result of this testing, it is possible that we could record an additional non-cash long-lived asset impairment charge in the fourth quarter of 2008, as well as in future periods when there is a triggering event.

Risks Related to Our Business

Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television and the Internet, instead of newsprint, coated paper, uncoated specialty papers or other products made by us. The demand for certain of our products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint consumption has been in decline for several years and has experienced annual declines of 5.1% in 2005, 6% in 2006, 9.8% in 2007 and 11.2% in 2008. Third party forecasters indicate that these declines in newsprint demand could continue or accelerate for 2009 due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades.

One of our responses to the declining demand for our products has been to curtail our production capacity. For example, during the first quarter of 2008, we completed the implementation of the first phase of a strategic review of our business, pursuant to which, among other things, we reduced our newsprint and specialty papers production capacity by almost 1 million metric tons per year. During the first quarter of 2008, we also permanently closed pulp and paper operations that had previously been idled with a total capacity of approximately 650,000 metric tons. During the fourth quarter of 2008, we took approximately 30,000 to 35,000 metric tons per month of market-related downtime in newsprint. During the fourth quarter of 2008, we also took approximately 35,000 metric tons, 23,000 short tons and 9,000 short tons of market-related downtime in pulp, coated papers and specialty papers, respectively. In addition, on December 4, 2008, we announced the removal of an additional 830,000 metric tons of newsprint, 110,000 metric tons of specialty paper and 70,000 metric tons of coated paper capacity, through the permanent closures of a newsprint mill and a paper converting facility, the indefinite idling of a newsprint mill and two paper machines at another facility and by taking 20,000 metric tons of monthly newsprint downtime in 2009 at other facilities across the organization until market conditions improve. As of January 30, 2009, we expect to remove a further 100,000 to 125,000 metric tons of newsprint, 70,000 metric tons of commercial printing paper and 30,000 tons of market pulp during the first quarter of 2009.

It may become necessary to curtail even more production or permanently shut down even more machines or facilities. Such further curtailments and shut downs would become increasingly likely as North American newsprint demand continues to decline or if market conditions otherwise worsen. Curtailments or shutdowns could result in goodwill or asset write-downs and additional costs at the affected facilities, and could negatively impact our cash flows and materially affect our results of operations and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

Trends discussed in the immediately preceding risk factor continue to impact the operations of our newsprint customers. If a customer is forced into bankruptcy as a result of these trends, any pre-petition receivables related to that customer may not be realized. In addition, such a customer may choose to reject its contracts with us, which could result in a larger pre-petition claim.

Currency fluctuations may adversely affect our results of operations and financial condition, and changes in foreign currency exchange rates can affect our competitive position, selling prices and manufacturing costs.

We compete with North American, European and Asian producers in most of our product lines. Our products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of our manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, and particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, United Kingdom, Sweden and certain Asian countries, will significantly affect our competitive position compared to many of our competitors.

We are particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from US$0.85 in January 2007 to US$1.09 in November 2007 and back to US$0.77 in October 2008.

Based on exchange rates and hedging levels during the nine months ended September 30, 2008, a one cent increase in the Canadian-U.S. dollar exchange rate would have increased our operating loss by approximately $22 million.

If the Canadian dollar strengthens again against the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in our evaluation of goodwill and long-lived assets for impairment and, consequently, result in goodwill or asset impairment charges. See the discussion under “Critical Accounting Estimates — Goodwill” and “Critical Accounting Estimates — Long-lived Assets” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated herein by reference, as updated in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, also incorporated herein by reference.

We may not be successful in our strategy of increasing our share of coated and specialty papers and competing in growth markets with higher returns.

One of the components of our long-term strategy is to improve our portfolio of businesses by focusing on coated and specialty papers and competing more aggressively in growth markets with higher returns. There are risks associated with the implementation of this strategy, which is complicated and which involves a substantial number of mills, machines and personnel. Full implementation of this strategy may also require significant capital investment. To the extent we are unsuccessful in achieving this strategy, our results of operations may be adversely affected.

We face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition and results of operations.

We compete with numerous forest products companies, some of which have greater financial resources than we do. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than we do. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among our customers. With fewer customers in the market for our products, our negotiation position with these customers could be weakened.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for our exported products. We believe that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and, consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on our business, financial condition and results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, our products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper and wood products are commodities that are widely available from other producers and even our coated and specialty paper is susceptible to these fluctuations. Because our commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products we manufacture and distribute and, consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008, we experienced lower demand and decreased pricing for our wood products due to a weaker U.S. housing market. We are not expecting any significant improvements in the wood products market before the end of 2009. As such, during 2008 we announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Quebec and British Columbia. We are also conducting an in-depth review of our wood products business with the objective of selling non-core assets, consolidating facilities, and curtailing or closing non-contributing operations. Curtailments or shutdowns could result in goodwill or asset write-downs at the affected facilities and could negatively impact our cash flows and materially affect our results of operations and financial condition. See also “Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.”

Our manufacturing businesses may have difficulty obtaining fiber at favorable prices, or at all.

Fiber is the principal raw material we use in our business. We use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for our paper mills. Wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our outstanding timber from natural disasters or other causes.

Wood fiber pricing is subject to market influences and our cost of wood fiber may increase in particular regions due to market shifts. In 2008, we experienced lower demand and decreased pricing for our wood products due to a weaker U.S. housing market. We are not expecting any significant improvements in the wood products market before the end of 2009. We and other wood products producers have announced closures or curtailments of sawmills. Continued closures and curtailments are likely to reduce the supply and increase the price of wood fiber.

Pricing of recycled fiber increased significantly during the first three quarters of 2008, but began to decrease during the fourth quarter of 2008. For example, prices of old newspapers increased from an average of $118 per ton in December 2007, to averages of $158 per ton, $165 per ton and $195 per ton during the first, second and third quarters of 2008, respectively, and then decreased to $111 per ton during the fourth quarter of 2008. We believe that the price increases in the first three quarters of 2008 were related to expanding paper and packaging capacity in Asia, as well as strong North American demand, and that the price decreases in the fourth quarter of 2008 were due to declining North American demand. There can be no assurance that prices of recycled fiber will remain at their current lower levels. Any sustained increase in fiber prices would increase our operating costs and we may be unable to increase prices for our products in response.

Although we believe that the balance of fiber supply between our internal sources and the open market is adequate to support our current wood products and paper and pulp production requirements, there is no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If our cutting rights pursuant to the forest licenses or forest management agreements of Abitibi and Bowater are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition and operating results would suffer.

An increase in the cost of our purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

Our operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. We buy energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices for 2005, 2006, 2007 and 2008 exceeded historical averages. As a result, fluctuations in energy prices will impact our manufacturing costs and contribute to earnings volatility.

We are a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and agricultural diseases or infestation could affect our financial condition and results of operations. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, we can provide no assurance that we will be able to maintain our rights to utilize water or to renew them at conditions comparable to those currently in effect.

For our commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, we may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

We could experience disruptions in operations or increased labor costs due to labor disputes.

We believe we are the largest employer in the Canadian pulp and paper sector and have the sector’s largest representation by unions. A significant number of our collective bargaining agreements with respect to our paper operations in Eastern Canada will expire in the second quarter of 2009. The collective bargaining agreement for the Calhoun, Tennessee facility, which expired in July 2008, has not been renewed. The collective bargaining agreement which covers the Catawba, South Carolina expires in April 2009. The employees at the facility in Mokpo, South Korea have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear. While negotiations with the unions in the past have resulted in collective agreements being signed, as is the case with any negotiation, we may not be able to negotiate acceptable new agreements, which could result in strikes or work stoppages by affected employees. Renewal of collective bargaining agreements could also result in higher wage or benefit costs. Therefore, we could experience a disruption of our operations or higher ongoing labor costs which could have a material adverse effect on our business, financial condition or results of operations.

Our operations require substantial capital and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive and require that we regularly incur capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify our equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of our current products. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. We may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively.

Changes in laws and regulations could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold could adversely affect our results of operations.

We manufacture products in Canada, the United States, the United Kingdom and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

We may be subject to environmental liabilities.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure, forestry operations, endangered species habitat, and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from our current or former properties. We may incur liability under these laws without regard to whether we knew of, were responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from our property, or at properties where we arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties.

We have net liabilities with respect to our pension plans and the actual cost of our pension plan obligations could exceed current provisions.

As of December 31, 2007, our defined benefit pension plans were under-funded by an aggregate of approximately $496 million on a financial accounting basis. Our future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and experience and any changes in government laws and regulations. Any adverse change to any of these factors may require us to increase our cash contributions to our pension plans and those additional contributions could have a material adverse effect on our cash flows and results of operations.

The determination of projected benefit obligations and the recognition of expenses related to our pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using relevant company experience in conjunction with market related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third party actuarial consultants and adjusted as necessary. Recent deterioration in the global securities markets has impacted the value of the assets included in our defined benefit pension plans. In June 2008, we embarked on a de-risking strategy with our pension plans by reducing the equity component of such plans. Currently, our plans are comprised of approximately 25% equity and 75% fixed income. Accordingly, we mitigated much of the effect of the recent volatility that impacted the global equity markets. Future minimum cash contributions are not expected to be materially impacted in 2009 as a result of the market volatility in 2008, since the 2009 contributions are largely based on valuations performed as of or prior to January 1, 2008. A decline in fair value of our plans may, however, increase the minimum cash contributions that will be required in 2010.

We may not be compensated for the expropriation of certain assets by the government of Newfoundland and Labrador.

On December 17, 2008, the Government of Newfoundland and Labrador, Canada passed legislation to expropriate all of the timber rights, water use rights, leases and hydroelectric assets of AbitibiBowater in the Province of Newfoundland and Labrador, whether partially or wholly owned through its subsidiaries and affiliated entities, following our announcement on December 4, 2008 of the permanent closure of the Grand Falls paper mill. The Government of Newfoundland and Labrador announced that it does not plan to compensate us for the loss of the water and timber rights, but has indicated that it may compensate us for our hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair value of these assets.

We have retained legal counsel and are reviewing all legal options. We intend to submit a claim under NAFTA relating to the expropriation of these assets specifying violations by the Government of Newfoundland and Labrador under the terms of NAFTA. Although there is no guarantee regarding the outcome and receipt of fair compensation under the terms of NAFTA, we believe that the Government of Newfoundland and Labrador has violated the terms of NAFTA and that we should be fairly compensated for the expropriation. Under the terms of NAFTA, compensation for the expropriated assets is based on fair value.

We are still in the process of evaluating the impact of this expropriation and our related claim for fair compensation under NAFTA on our consolidated financial statements for the year ended December 31, 2008, the outcome of which may result in a material non-cash asset writedown on the carrying value of the expropriated assets, which is approximately $300 million.